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                                   EXHIBIT 99A

         HOUSTON, July 26 - Nuevo Energy Company (NYSE:NEV) announced today that it has amended its offer to exchange $260 million of 9-1/2% senior subordinated notes due June 1, 2008 for its outstanding $160 million of 9-1/2% senior subordinated notes due 2006 and $100 million of 8-7/8% senior subordinated notes due 2008.

         The offer has been amended by extending the solicitation date until 5:00 p.m., New York City time, on July 28, 1999, and by eliminating the requirement for holders of 8-7/8% notes to make a cash payment of $8.75 for each $1,000 principal amount of 8-7/8% notes tendered.

         For holders who validly tender and do not withdraw their old notes on or before the solicitation date, the Company will pay the following consideration, as amended:

         o $1,000 principal amount of new notes plus $15.00 in cash for each $1,000 principal amount of old 9-1/2% notes; and

         o $1,000 principal amount of new notes for each $1,000 principal amount of 8-7/8% notes.

         For holders who validly tender after the solicitation date and do not withdraw their old notes on or before the expiration date described below, the Company will pay the following consideration, as amended:

         o $1,000 principal amount of new notes for each $1,000 principal amount of old 9-1/2% notes; and

         o $990 principal amount of new notes for each $1,000 principal amount of 8-7/8% notes.

         The Company will pay accrued interest in cash to the date of closing of the exchange offers on each old note accepted for exchange.

         The expiration date is 5:00 p.m., New York City time, on August 10, 1999, unless extended or earlier terminated.

         In connection with the exchange offers, the Company is soliciting consents to proposed amendments to the indentures under which the old notes were issued. The exchange offers are conditioned on receipt of tenders of at least a majority of the outstanding principal amount of old 9-1/2% notes and at least a majority of the outstanding principal amount of 8-7/8% notes and satisfaction of other customary conditions.

         The new notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration requirements. The Company is offering the new notes only to qualified institutional buyers as defined in Rule 144A and to institutional accredited investors as defined in Regulation D. The Company has agreed to use its reasonable best efforts to register the new notes after the closing of the exchange offers.



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         Requests for copies of documents or for technical assistance in participating in the exchange offers should be directed to D.F. King & Co., Inc. at (212) 269-5550 or toll free at (800) 829-6551.

         Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. Nuevo's principal domestic properties are located onshore and offshore California and onshore the Gulf Coast region. Nuevo is the largest independent producer of oil and gas in California. The Company's international properties are located offshore the Republic of Congo and Ghana in West Africa.

         Contact: Barbara B. Forbes, Director of Investor Relations of Nuevo Energy Company, (713) 756-1652.